EX-99.23(h)(56)

           AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT BETWEEN JNL SERIES TRUST AND JACKSON NATIONAL ASSET MANAGEMENT, LLC


     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company ("Administrator"), and JNL SERIES TRUST, a Massachusetts business trust ("Trust").

     WHEREAS, the Administrator and the Trust entered into an Amended and Restated Administration Agreement dated as of December 3, 2007 ("Agreement"), whereby the Administrator agreed to provide certain administrative services to several separate series of shares (each a "Fund") of the JNL Series Trust.

     WHEREAS, the parties have agreed to amend section 20, "CHOICE OF LAW," of the Agreement to change the governing law venue from the State of Michigan to the State of Illinois.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to replace the entire paragraph under the "CHOICE OF LAW" section as follows:

     20. CHOICE OF LAW

     This Agreement is made and to be principally performed in the State of Illinois, and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois.

This Amendment may be executed in two or more counterparts which together shall constitute one document.


     IN WITNESS WHEREOF, the Administrator and the Trust have caused this Amendment to be executed as of this 29th day of December, 2008.

JNL SERIES TRUST                          JACKSON NATIONAL ASSET MANAGEMENT, LLC


By: __________________________________    By: _________________________________
Name:  Susan S. Rhee                      Name:  Mark D. Nerud
Title: Vice President, Counsel,           Title: President
       and Secretary